UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): December 6, 2010

CHANGDA INTERNATIONAL HOLDINGS, INC.
 (Exact name of registrant as specified in its charter)

Nevada (State or other jurisdiction of incorporation)	0-53566 (Commission File Number)	98-0521484 (I.R.S. Employer Identification No.)

10th Floor Chenhong Building No. 301 East Dong Feng Street Weifang, Shandong, People’s Republic of China 261041
[Missing Graphic Reference] (Address of principal executive offices) (zip code)

Registrant's telephone number, including area code: +86 1586 311 1662

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 2.04	Triggering Events That Accelerate or Increase a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement.
Item 3.02	Unregistered Sales of Equity Securities
Item 8.01	Other Events.

As previously reported, on February 3, 2010, Changda International Holdings, Inc. (the “Company”) issued promissory notes in the aggregate principal amount of $900,000 to certain accredited investors (the “February 2010 Notes”).  The February 2010 Notes bear interest at 20% and matured on August 3, 2010 (the “Maturity Date”).

On August 3, 2010, holders of an aggregate of $200,000 of February 2010 Notes (the “200K Holders”) entered into an agreement with the Company pursuant to which the Maturity Date of the February 2010 Notes held by the 200K Holders have been extended until the earlier of (i) December 1, 2010 or (ii) 5 business days after the closing of a public offering of our equity and/or debt securities (the “December 2010 Maturity Date”).

On October 1, 2010, the Company received notice that on September 27, 2010, holders of an aggregate of $250,000 principal amount of February 2010 Notes filed a complaint (the "Complaint") in the Supreme Court of the State of New York, County of New York (the "Court"), Index No. 261595/10, against the Company seeking repayment of their respective February 2010 Notes.

On December 7, 2010, the 200K holders entered into a subsequent agreement with the Company pursuant to which the December 2010 Maturity Date of the February 2010 Notes held by such persons has been further extended until January 21, 2011 (the “New Maturity Date”), provided, however, that if the Company does not repay all amounts due and payable under the February 2010 Notes on or before December 21, 2010, then beginning on December 21, 2010 and ending on the New Maturity Date, the Holder shall have right to convert their respective principal amount of February 2010 Notes then outstanding, plus accrued but unpaid interest thereon (which is currently equal to a rate of 25% per annum) (the “Owed Amount”), at their sole option, into such number of shares of the Company’s common stock which is equal to the Owed Amount divided by 0.75.  No fractional shares of the Company’s common stock will be issued upon such conversion and all fractional shares shall be rounded up to the nearest whole share.

As of December 6, 2010, the Company has made payments to the holders of the February 2010 Notes totaling an aggregate of $500,000 (the “Partial Payment”).  This Partial Payment covered all accrued but unpaid interest due and payable under the February 2010 Notes through December 6, 2010 with the remainder as a partial payment of the principal amount due and payable under the February 2010 Notes.  Accordingly, as of December 6, 2010, the principal amount remaining under the February 2010 Notes was $567,252.12.

The funds for the Partial Payment were provide to the Company by Allhomely International Limited, an entity owned and /or controlled by Jan Pannemann, the Company’s Executive Vice President and QingRan Zhu, the Company’s Chairman and Chief Executive Officer (“Allhomely”).  On December 6, 2010, the Company and Allhomely entered into a subscription agreement pursuant to which Allhomely agreed to purchase 714,286 shares of the Company’s common stock for the $500,000 of funds provided (which is an effective purchase price of $0.70 per share).  The shares were issued pursuant to an exemption under Section 4(2) of the Securities Act of 1933, as amended.

As stated above, as of the date of this Current Report on Form 8-K, a portion of the principal (together with accrued but unpaid interest thereon from December 6, 2010) remains due and payable under the February 2010 Notes.  Therefore, the holders of the February 2010 Notes continue to be entitled to, among other things (i) the remaining outstanding portion of the principal amount due and payable under the February 2010 Notes along with any interest accrued but unpaid thereon (ii) an additional interest at a rate of 5% per annum upon and during the occurrence of an event of default and (iii) costs and expenses in connection with the collection and enforcement under the February 2010 Notes, including reasonable attorneys’ fees.

The Company is currently continuing to work on making further arrangements to honor the remaining obligations under the February 2010 Notes, either from its PRC operating subsidiaries or otherwise, however, there can be no assurance that any such arrangements will ever materialize or be permissible or sufficient to cover any or all of the obligations under the February 2010 Notes.

 Item 9.01              Financial Statements and Exhibits.

  (d)            Exhibits

  The following documents are attached as exhibits to this Current Report on Form 8-K:

Exhibit Number	Description
10.1	Subscription Agreement, dated December 6, 2010 by and between Allhomely International Limited and Changda International Holdings, Inc.

10.2	Letter Agreement, dated December 7, 2010 by and between Changda International Holdings, Inc. and certain holders of the February 2010 Notes

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

CHANGDA INTERNATIONAL HOLDINGS, INC.

Dated: December 10, 2010	By:	/s/ QingRan Zhu
QingRan Zhu
Chief Executive Officer